Exhibit 4.1

FILED BY D.C.
2009 FEB 18 PM 2:43
CLARENCE MADDOX
CLERK U.S. DIST. CT.
S.D. OF FLA.-FT. L.
UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF FLORIDA
CASE NO. 09-60033-CR-COHN
UNITED STATES OF AMERICA
vs.
UBS AG
     Defendant.
                                                            /
DEFERRED PROSECUTION AGREEMENT
     The United States Department of Justice Tax Division and the United States Attorney’s Office for the Southern District of Florida (the “Government”) and the defendant UBS AG (“UBS”), by its Group General Counsel and undersigned attorneys, pursuant to the authority granted to them by its Board of Directors in the form of a Board Resolution, attached hereto as Exhibit A, hereby enter into this Deferred Prosecution Agreement (the “Agreement”).
The Criminal Information
     1. UBS will waive indictment and consent to the filing of a one-count Information (the “Information”) in the United States District Court for the Southern District of Florida (the “Court”) charging UBS with participating in a conspiracy to defraud the United States and its agency the Internal Revenue Service (“IRS”) in violation of 18 U.S.C. § 371. A copy of the Information is attached hereto as Exhibit B.

Acceptance of Responsibility for Violation of Law
     2. UBS acknowledges and accepts that, as set forth in the Statement of Facts, attached hereto as Exhibit C:
Beginning in 2000 and continuing until 2007, UBS, through certain private bankers and managers in the United States cross-border business, participated in a scheme to defraud the United States and its agency, the IRS, by actively assisting or otherwise facilitating a number of United States individual taxpayers in establishing accounts at UBS in a manner designed to conceal the United States taxpayers’ ownership or beneficial interest in these accounts. In this regard, these private bankers and managers facilitated the creation of accounts in the names of offshore companies, allowing United States taxpayers to evade reporting requirements and to trade in securities as well as other financial transactions (including making loans for the benefit of, or other asset transfers directed by, the United States taxpayers, and using credit or debit cards linked to the offshore company accounts).
In connection with the establishment of these offshore company accounts, UBS private bankers and managers accepted and included in UBS’s account records IRS Forms W-8BEN (or UBS’s substitute forms) provided by the directors of the offshore companies which represented under penalty of perjury that these companies were the beneficial owners, for United States federal income tax purposes, of the assets in the UBS accounts. In certain cases, the IRS Forms W-8BEN (or UBS’s substitute forms) were false or misleading in that the United States taxpayer who owned the offshore company actually directed and controlled the management and disposition of the assets in the company accounts and/or otherwise functioned as the beneficial owner of the assets in disregard of the formalities of the purported corporate ownership.
Additionally, these private bankers and managers would actively assist or otherwise facilitate certain undeclared United States taxpayers, who these private bankers and managers knew or should have known were evading United States taxes, by meeting with these clients in the United States and communicating with them via United States jurisdictional means on a regular and recurring basis with respect to their UBS undeclared accounts. This enabled the United States clients to conceal from the IRS the active trading of securities held in these accounts and/or the making of payments and/or asset transfers to or from these accounts. Certain UBS executives and managers who knew of the conduct described in this paragraph continued to operate and expand the United States cross-border business because of its profitability. It was not until August 2007 that executives and managers made a decision to wind down the United States cross-border business. Executives and managers delayed this decision due to concerns that it would be costly, that it was not likely a third party buyer of the business could be found, and it could damage UBS’s business reputation.

     3. Pursuant to this Agreement, UBS agrees that it shall pay to the United States a total of $780,000,000 (the “Settlement Amount”), which includes (i) $380,000,000 in disgorgement of the profits from maintaining the United States cross-border business from 2001 through 2008, of which $200,000,000 will be separately paid to the United States Securities and Exchange Commission (the “SEC”) pursuant to a payment schedule set forth in the Consent Order and Final Judgment, and (ii) $400,000,000 for: federal backup withholding tax required to be withheld by UBS with respect to the Disclosed Accounts for calendar years 2001 through 2008; interest and penalties; and restitution for unpaid taxes, together with interest thereon, for undeclared United States taxpayers who were actively assisted or facilitated by UBS private bankers who met with these clients in the United States and communicated with them via United States jurisdictional means on a regular and recurring basis as described in paragraph 4 of the Statement of Facts (as agreed to more fully in a separate letter between the IRS and UBS). In recognition of the current international financial crisis and after consultation with the Federal Reserve Bank of New York, the Government will forgo additional penalties. In addition to the $200,000,000 to be paid to the SEC pursuant to the Consent Order and Final Judgment as noted above, the balance of the Settlement Amount shall be paid to DOJ/IRS in installments as follows: within 30 days of the Court’s approval of this Agreement (the “Approval Date”), $115,000,000; six months after the Approval Date, $40,000,000; at the one-year anniversary of the Approval Date, $180,000,000; and at the one and one-half year anniversary of the Approval Date, $245,000,000. UBS shall have the option to accelerate all payments due under this Agreement. Further UBS has the option, as needed, at any time before the one and one-half year anniversary of the Approval Date, of extending the final payment by up to the four-year anniversary of the Approval Date by providing written notice to the Government.

     4. UBS agrees that no portion of the amounts that UBS has agreed to pay to the United States under the terms of this Agreement is deductible on any United States federal, state, or local tax return.
Permanent Restrictions On and Elevated Standards for
UBS’s United States Cross-Border Business
     5. The Government recognizes that UBS has previously announced that it will exit the United States cross-border business and in the future will only provide banking or securities services to United States resident private clients (including offshore trusts, foundations, and non-operating companies with one or more United States individuals as a beneficial owner) through subsidiaries or affiliates registered to do business in the United States with the United States Securities and Exchange Commission (“SEC”) and which require United States private clients to supply a fully executed IRS Form W-9, “Request for Taxpayer Identification Number and Certification” (the “Exit Program”). Upon acceptance of this Agreement by the Court, UBS shall undertake to implement the Exit Program in an orderly and expeditious manner consistent with the client communication attached hereto as Exhibit D. The Exit Program shall be overseen by the Risk Committee of the Board of Directors of UBS (the “Risk Committee”), which has delegated responsibility for administering and monitoring the Exit Program to the Exit Decision Committee, which in turn shall provide periodic reports to the Risk Committee on the progress of the Exit Program. In addition, during the term of this Agreement, UBS will provide to the Government periodic reports on the progress of the Exit Program, subject to applicable Swiss laws. The first report shall be due on or before the sixth month anniversary of the Approval Date, and subsequent reports shall be due on a quarterly basis during the term of this Agreement. The Exit Decision Committee shall take steps to see that adequate records are maintained to permit the progress and implementation of the Exit Program to be subjected to agreed upon procedures testing as set forth in paragraphs 21-22 below.
     6. In addition to implementing the Exit Program, UBS agrees to implement and maintain an effective program of internal controls with respect to compliance with UBS’s obligations under the Qualified Intermediary (“QI”) Agreement and related rules or regulations (the “QI Compliance Program”). The QI Compliance Program shall include, but not necessarily be limited to, the following measures:
          (a). The appointment of personnel with direct authority for oversight of UBS’s performance under the QI Agreement. In this regard, UBS has established the position of Group Head U.S. Withholding and QI Compliance, which position has direct reporting responsibility to the head of Group Tax and the Risk Committee. In addition, UBS has established the position of Wealth Management and Swiss Bank Unit’s QI Tax Coordinator, which position has primary day-to-day responsibility over Wealth Management’s performance under the QI Agreement and which position has reporting responsibility to the Chief Compliance Officer in Switzerland;
          (b). The development and implementation of enhanced written policies and procedures to promote compliance under the QI Agreement;
          (c). The development and implementation of enhanced controls to identify, prevent, detect and correct any material failures in UBS’s performance under the QI Agreement (including auditing and testing procedures);
          (d). The development and implementation of periodic training of relevant personnel with respect to compliance with the QI Agreement and UBS’s QI Agreement-related internal policies and procedures; and

          (e). The development and implementation of policies and procedures for receiving and investigating allegations of material failures of QI Agreement-related internal controls.
     7. The obligations set forth in paragraph 6 above shall apply only so long as UBS continues to serve as a Qualified Intermediary, and this Agreement does not modify or amend the QI Agreement between UBS and the IRS and does not affect any of the IRS’s or UBS’s rights or remedies under the QI Agreement between them.
     8. In addition to the QI Agreement-related compliance measures described above, UBS will implement a revised governance structure for the legal and compliance functions. Within this new framework, the Group General Counsel will have functional management responsibility and joint line management authority over the legal and compliance functions that advise the different business divisions, including the wealth management division. The Group General Counsel will also have authority to identify issues of Group level importance, and will have final authority with respect to compensation and promotion matters for divisional level legal and compliance personnel.
Disclosure of Client Data
     9. Pursuant to and consistent with an order issued by the Swiss Financial Market Supervisory Authority (“FINMA”), UBS shall provide or cause to be provided to the Government the identities and account information of certain United States clients (the “Disclosed Accounts”) as set forth in a letter between UBS and the Government, dated February 16, 2009 (the “Account Disclosure Letter”), attached hereto as Exhibit E and filed separately under seal, upon the entry of an order by the Court accepting this Agreement. This Agreement shall not be effective or enforceable against the Government unless the disclosure obligations set forth in this paragraph and the Account Disclosure Letter are fully satisfied.

Cooperation
     10. The Government acknowledges that UBS has provided substantial and important assistance to the Government in connection with the investigation of UBS’s United States cross-border business. Among other things, UBS undertook substantial efforts to provide information to assist United States investigators while complying with established Swiss legal restrictions governing information exchange. UBS also facilitated cooperative efforts between the United States and Swiss governments regarding the Government’s investigation. UBS acknowledges and understands that the cooperation it has provided to date with the criminal investigation by the Government, and its pledge of continuing cooperation, are important and material factors underlying the Government’s decision to enter into this Agreement. The Government acknowledges and understands that UBS is subject to certain Swiss laws, which may impact its ability to provide documents and information in connection with its cooperation obligations under this Agreement and that FINMA and other competent Swiss Authorities provide authoritative guidance in this regard. Therefore, consistent with the disclosure obligations set forth in paragraph 9 of this Agreement and Swiss law, UBS agrees to cooperate fully with the Government regarding any matter related to the Government’s criminal investigation of UBS’s United States cross-border business, including in connection with any criminal investigation or prosecution based on information disclosed pursuant to paragraph 9 above and as set forth in the Account Disclosure Letter.
     11. UBS agrees that its continuing cooperation with the Government’s investigation as set forth in paragraph 10 above shall encompass the obligations as set forth in the Account Disclosure Letter and shall further include, but not be limited to, the following:
          (a). Completely and truthfully disclosing all information in its possession to the

Government about which the Government may inquire in connection with its investigation of UBS’s United States cross-border business;
          (b). Assembling, organizing, and providing, in a responsive and prompt fashion, and, upon request, expedited fashion, all documents, records, information, and other evidence in UBS’s possession, custody, or control as may be requested by the Government related to its United States cross-border business and the Disclosed Accounts;
          (c). Providing, at its own expense, fair and accurate translations of any foreign language documents produced by UBS to the Government pursuant to paragraph 9 of this Agreement as may be requested by the Government, and;
          (d). Providing testimony or information, including testimony and information necessary to identify or establish the original location, authenticity, or other basis for admission into evidence of documents or physical evidence in any criminal or other proceeding as requested by the Government, including information and testimony concerning the Government’s investigation, including but not limited to the conduct set forth in the Statement of Facts.
Nothing in this Agreement, however, shall require UBS to waive any of the protections of the attorney-client privilege, attorney work-product doctrine or any other applicable privilege.
     12. UBS agrees that its obligations to cooperate under the terms set forth in this Agreement (and further delineated in the Account Disclosure Letter and subject to the limitations set forth in paragraph 13 of this Agreement) will continue even after the dismissal of the Information, and UBS will continue to fulfill the cooperation obligations set forth in this Agreement and the Account Disclosure Letter in connection with any investigation, criminal prosecution, or civil proceeding brought by the Government arising out of the conduct set forth in the Information and the Statement of Facts and relating in any way to the Government’s investigation of UBS’s United States cross-border business.
     13. On July 1, 2008, the United States District Court for the Southern District of Florida granted the IRS authority to issue and serve upon UBS a “John Doe” summons seeking records for United States persons who maintained accounts with UBS in Switzerland, which records are located in Switzerland. The United States will be seeking enforcement of this summons, but shall not deem UBS’s interposing of any defenses, objections, arguments or the filing of any motions in a proceeding to enforce this summons, and/or its exhausting of all available appellate remedies relative to the enforcement of this summons to be a violation or breach of any provision of this Agreement. Nothing in this Agreement shall constitute an admission by the Government that Swiss law is a valid defense to compliance with the “John Doe” summons and nothing in this Agreement will prevent UBS from arguing that Swiss law is a bar to compliance with the “John Doe” summons. If UBS fails to comply with an enforcement order after all its appellate remedies have been fully and finally exhausted, the Government may, in its sole discretion, after consultation with the IRS and the Board of Governors of the Federal Reserve System, deem this to be a material violation of this Agreement under paragraphs 16 and 18 below. In addition, nothing in this Agreement shall limit the rights, arguments, defenses, and/or objections of either the United States or UBS in any proceeding to enforce the “John Doe” summons referenced herein.
Deferral of Prosecution
     14. In consideration of UBS’s entry into this Agreement and its commitment to: (a) accept and acknowledge responsibility for its conduct; (b) cooperate with the Government; (c) make payments specified in this Agreement; (d) comply with United States federal criminal laws and any guidance, directive or order issued by the Board of Governors of the Federal Reserve System, which is UBS’s primary United States bank regulator; and (e) otherwise comply with all of the terms of this Agreement, the Government shall recommend to the Court that prosecution of UBS on the Information be deferred for the period of the longer of eighteen (18) months from the date of the signing of this Agreement, the resolution of the “John Doe” Summons enforcement action, or the completion of UBS’s Exit Program, subject to the provisions of paragraph 18 below. UBS shall expressly waive indictment and all rights to a speedy trial pursuant to the Sixth Amendment to the United States Constitution, Title 18, United States Code, Section 3161, Federal Rule of Criminal Procedure 48(b), and any applicable Local Rules of the United States District Court for the Southern District of Florida for the period during which this Agreement is in effect.
     15. The Government agrees that if UBS is in compliance with all of its obligations under this Agreement, the Government shall: (i) within 30 days of the expiration of the 18 month period of deferral (including any extension thereof) hereunder, seek dismissal with prejudice as to UBS of the Information filed against UBS pursuant to paragraphs 1 and 14 above, and (ii) during the term of this Agreement and thereafter, refrain from pursuing any additional charges against or investigation of UBS or any of its past, present, or future subsidiaries or affiliates arising out of, in connection with, or otherwise relating to the conduct of its United States cross-border business and its compliance with the QI Agreement, as admitted to or disclosed by UBS. In addition, so long as UBS is in compliance with all of its obligations under this Agreement, both during and at the expiration of the period of deferral (including any extensions thereof), the Government shall not (i) seek to interfere with, revoke, or limit any licenses, approvals or other authorizations to conduct broker-dealer, investment adviser, banking, investment banking or other activities in the United States of UBS, or (ii) issue a grand jury subpoena to seek to obtain the names of United States clients with accounts booked at UBS. This Agreement does not provide any protection against prosecution for any crimes except as set forth above and does not apply to any individual or entity other than UBS as set forth herein. UBS and the Government understand that the Agreement to defer prosecution of UBS must be approved by the Court, in accordance with 18 U.S.C. § 3161(h)(2). Should the Court decline to approve the Agreement to defer prosecution for any reason, both the Government and UBS are released from any obligation imposed upon them by this Agreement, and this Agreement shall be null and void.
     16. It is further understood that should the Government in its sole discretion determine that UBS has, after the date of the execution of this Agreement: (a) given false, incomplete, or misleading information; (b) violated any United States federal criminal law or failed to comply with any guidance, directive or order issued by the Board of Governors of the Federal Reserve System (excluding any violations of federal criminal law relating to matters already under investigation or review by the Government or any other federal department, agency, or authority); or, (c) otherwise committed a material violation of this Agreement, UBS shall, in the Government’s sole discretion, thereafter be subject to prosecution for any federal criminal violations of which the Government has knowledge, including but not limited to a prosecution based on the Information of the conduct described therein. Any prosecution may be premised on any information provided by or on behalf of UBS to the Government at any time. Any prosecutions that are not time-barred by the applicable statute of limitations on the date of this Agreement may be commenced against UBS within the applicable period governing the statute of limitations. In addition, UBS agrees to toll, and exclude from any calculation of time, the running of the federal criminal statute of limitations for the duration of this Agreement. By this Agreement, UBS expressly intends to and hereby does waive its rights in the foregoing respects, including any right to make claims premised on the statute of limitations, as well as any constitutional, statutory, or other claim concerning pre-indictment delay. These waivers are knowing, voluntary, and in express reliance on the advice of UBS’s counsel.
     17. It is further agreed that in the event that the Government, in its sole discretion, determines that UBS has committed a material violation of this Agreement, including UBS’s failure to meet its obligations under this Agreement: (a) all statements set forth in the Statement of Facts, as well as any testimony given by UBS or by any employee of UBS before a grand jury, or otherwise, whether before or after the date of this Agreement, or any leads from statements or testimony, shall be admissible in evidence in any and all criminal proceedings hereinafter brought by the Government against UBS, and; (b) UBS shall not assert any claim under the United States Constitution, Rule 11(f) of the Federal Rules of Criminal Procedure, Rule 410 of the Federal Rules of Evidence, or any other federal rule, that statements made by or on behalf of UBS before or after the date of this Agreement, or any leads derived therefrom, should be suppressed or otherwise excluded from evidence. It is the intent of this Agreement to waive any and all rights in the foregoing respects.
     18. UBS agrees that, in the event that the Government determines, in its sole discretion, during the period of deferral of prosecution described in paragraph 14 above (or any extension thereof) that UBS has committed a material violation of this Agreement, a one-year extension of the period of deferral of prosecution may be imposed in the sole discretion of the Government, and, in the event of continuing or additional violations, additional one-year extensions as appropriate; provided, however, that in no event shall the total term of the deferral of prosecution period of this Agreement exceed four (4) years.
     19. UBS agrees that it shall not, through its attorneys, agents or employees, make any statement, in litigation or otherwise, contradicting the Statement of Facts or UBS’s representations set forth in this Agreement; provided, however, that the restrictions set forth in this paragraph are not intended to and shall not apply to any current or former UBS employee, or any other individual or entity, in the course of any criminal, regulatory, or civil case, investigation, or other proceeding initiated by the Government or any other governmental agency or authority against an individual or entity, whether in the United States or any other jurisdiction, as long as the individual or entity is not authorized to speak on behalf of UBS. Any contradictory statement by UBS shall constitute a breach of this Agreement and UBS thereafter shall be subject to prosecution as specified in paragraph 16 above, or the deferral of prosecution period shall be extended pursuant to paragraph 18 above. The decision as to whether any contradictory statement will be imputed to UBS for the purpose of determining whether UBS has breached this Agreement shall be at the sole discretion of the Government. Upon the Government’s reaching a determination that a contradictory statement has been made by UBS, the Government shall promptly notify UBS in writing of the contradictory statement, and UBS may avoid a breach of this Agreement by repudiating the statement both to the recipient of the statement and to the Government within 72 hours after receipt of notice by the Government. UBS consents to the public release by the Government, in its sole discretion, of any repudiation.
     20. The Government agrees that nothing in this Agreement shall in any way prevent UBS from taking good faith positions in litigation involving private parties, including asserting defenses and affirmative defenses.
External Auditor
     21. UBS agrees to retain, at its own expense, an independent accounting or other appropriate firm as described below (hereinafter the “Auditor”). The selection of the Auditor shall be subject to the consent of the Government.
     22. The Auditor will conduct procedures testing, as agreed upon by the Government and

UBS, and issue reports (on the eighth month and sixteenth month anniversaries of the Approval Date) of UBS’s compliance with its obligations under this Agreement as to the progress of and compliance with respect to the Exit Program described in paragraph 5 above and the implementation of an effective program of internal controls with respect to compliance with the QI Agreement as set forth in paragraph 6 above. The Auditor shall submit reports of its findings and any recommendations to the Government and the Audit Committee. The Government acknowledges that the audit process and any reports must comply with Swiss law. UBS agrees to adopt reasonable recommendations to further enhance QI Agreement-related compliance that may be set forth in the Auditor’s reports.
The Government’s Discretion
     23. UBS agrees that it is within the Government’s sole discretion to choose, in the event of a violation of this Agreement, the remedies contained in paragraph 16, or instead choose to extend the period of deferral of prosecution pursuant to paragraph 18. UBS understands and agrees that the exercise of the Government’s discretion under this Agreement is not reviewable by any court. Should the Government determine that UBS has committed a material violation of this Agreement, the Government shall provide prompt written notice to UBS addressed to its Group General Counsel, Markus Diethelm, Esq., UBS AG, Bahnhofstrasse 45, CH-8098, Zurich, Switzerland, and to UBS’s counsel, John Savarese and Ralph Levene of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, 10019, or to any successor UBS may designate, of the alleged material violation and provide UBS with a three-week period from the date of receipt of notice in which to make a presentation to the Government, including upon request by UBS the Assistant Attorney General in charge of the Tax Division of the Department of Justice, to demonstrate that no material violation has occurred, or, to the extent applicable, that the material violation should not result in the exercise of those remedies or in an extension of the deferral of prosecution period. The parties to this Agreement expressly understand and agree that the exercise of discretion by the Government under this paragraph is not subject to further review in any court or other tribunal outside of the United States Department of Justice.
Limits on This Agreement
     24. It is understood that this Agreement is binding on UBS and the Government, but specifically does not bind any other Federal agencies, any state or local law enforcement authorities, any licensing authorities, or any regulatory authorities. However, if requested by UBS or its attorneys, the Government will bring to the attention of any agencies or authorities, this Agreement, the cooperation of UBS, and its compliance with its obligations under this Agreement, and any remedial steps specified in or implemented pursuant to this Agreement.
Public Filing and Miscellaneous Provisions
     25. UBS and the Government agree that, upon filing of the Information in accordance with paragraph 1 above, this Agreement (including the Statement of Facts and the other attachments hereto, with the exception of Exhibit E, filed under seal) shall be filed publicly in the proceedings in the United States District Court for the Southern District of Florida.
     26. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same document.

     27. This Agreement sets forth all of the terms of the Deferred Prosecution Agreement between UBS and the Government. No modifications or additions to this Agreement, in whole or in part, shall be valid unless they are set forth in writing and signed by the Government, UBS’s attorneys, and a duly authorized representative of UBS.

Respectfully submitted,

/s/ John A. Dicicco
JOHN A. DICICCO
Acting Assistant Attorney General
United States Department of Justice
Tax Division

/s/ Kevin M. Downing

KEVIN M. DOWNING, ESQ.
Senior Litigation Counsel
MICHAEL P. BEN’ARY, ESQ.
Trial Attorney

/s/ R. Alexander Acosta

R. ALEXANDER ACOSTA, ESQ.
United States Attorney
Southern District of Florida

/s/ Jeffrey A. Neiman

JEFFREY A. NEIMAN, ESQ.
Assistant United States Attorney

UBS AG
Defendant

By:	/s/ Markus Diethelm
MARKUS DIETHELM, ESQ.
Group General Counsel

WACHTELL, LIPTON, ROSEN, & KATZ

By:	/s/ John F. Savarese

JOHN F. SAVARESE, ESQ.
Counsel to UBS AG

By:	/s/ Ralph M. Levene

RALPH M. LEVENE, ESQ.
Counsel to UBS AG

EXHIBIT A

EXHIBIT A TO DEFERRED
PROSECUTION AGREEMENT
RESOLUTION OF THE BOARD OF DIRECTORS OF UBS AG
     At a duly held meeting held on February 11, 2009, the Board of Directors of UBS AG (“UBS” or the “Company”) resolved as follows:
     WHEREAS, the Company has been engaged in discussions with the United States Department of Justice and the United States Attorney’s Office for the Southern District of Florida (collectively, the “Office”) regarding certain issues arising out of, in connection with, or otherwise relating to the conduct of its U.S. cross-border business;
     WHEREAS, in order to resolve such discussions, it is proposed that the Company enter into a certain agreement with the Office; and
     WHEREAS, the Company’s Group General Counsel and its U.S. outside counsel have advised the Board of Directors of the Company’s rights, possible defenses, and the consequences of entering into such agreement with the Office;
     This Board hereby RESOLVES that:
1.	The Company (i) consent to the filing in the United State District Court for the Southern District of Florida of an Information charging the Company with one count of participating in a conspiracy in violation of 18 U.S.C. § 371 to defraud the United States and its agency the Internal Revenue Service in connection with the conduct of its U.S. cross-border business as set forth more fully in the Information, and (ii) that the Company agree to pay an amount no greater than $780 million in connection with the execution of the agreement described in paragraph 2 below and to execute the ongoing obligations described therein;

2.	The Group General Counsel, or his delegate, hereby is authorized on behalf of the Company to execute the deferred prosecution agreement substantially in such form as reviewed by this Board of Directors at this meeting with such changes as the Group General Counsel, or his delegate, may approve;

3.	The Board hereby authorizes, empowers and directs the Group General Counsel of the Company, or his delegate, to take any and all actions as may be necessary or appropriate, and to approve and execute the forms, terms or provisions of any agreement or other documents as may be necessary or appropriate to carry out and effectuate the purpose and intent of the foregoing resolutions, including to make any appropriate changes to the Company’s divisional or corporate center regulations; and

4.	All of the actions of the Group General Counsel of the Company, which actions would have been authorized by the foregoing resolutions except that such actions were taken prior to the adoption of such resolutions, are hereby severally ratified, confirmed, approved and adopted as actions on behalf of the Company.
     IN WITNESS WHEREOF, the Board of Directors of the Company has executed this Resolution effective as of the day and year first above written.

/s/ Luzius Cameron
Luzius Cameron
Company Secretary

EXHIBIT B

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF FLORIDA
CASE NO. 09-60033-CR-MARRA
18 U.S.C. § 371
Z HOPKINS
UNITED STATES OF AMERICA
vs.
UBS AG,

     Defendant.
                                                            /
INFORMATION
     The United States charges that:
INTRODUCTION
     At all times relevant to this Indictment, unless otherwise indicated:
     1. The Internal Revenue Service (“IRS”) was an agency of the United States Department of Treasury responsible for administering and enforcing the tax laws of the United States and collecting the taxes owed to the Treasury of the United States.
     2. UBS AG (“UBS”) was Switzerland’s largest bank. UBS owned and operated banks, investment banks, and stock brokerage businesses throughout the world, also operating in the Southern District of Florida and elsewhere in the United States. Because of UBS’s ownership of banks and investment brokerages in the United States, United States tax laws applied to UBS and to its United States clients.
     3. UBS operated a cross-border banking business with United States clients (“United States cross-border business”). The United States cross-border business employed approximately

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60 private bankers and had offices in Geneva, Zurich, and Lugano, Switzerland. These private bankers frequently traveled to the United States to meet with and to conduct business with their United States clients.
     4. The United States cross-border business provided private banking services to approximately 20,000 United States clients with assets worth approximately $20 billion. Approximately 17,000 of the 20,000 cross-border clients concealed their identities and the existence of their UBS accounts from the IRS. Many of these clients willfully failed to pay tax to the IRS on income earned on their UBS accounts. UBS assisted these United States clients conceal the income earned on UBS accounts by failing to report IRS Form 1099 information to the IRS. From 2002 through 2007, the United States cross-border business generated approximately $200 million a year in revenue for UBS.
The Conspirators
     5. Some UBS executives (“Executives”) are unindicted co-conspirators not named as defendants herein. These Executives occupied positions at the highest levels of management within UBS, including positions on the committees that oversaw legal, compliance, tax, risk, and regulatory issues related to the United States cross-border business.
     6. Some UBS employees who managed the United States cross-border business (“Managers”) are unindicted co-conspirators not named as defendants herein. These Managers were responsible for overseeing the United States cross-border business operations. These Managers were responsible for regulatory and compliance issues, as well as issues related to bankers’ incentives and compensation. These Managers were also responsible for traveling to the United States to meet with UBS’s wealthiest United States clients. These Managers reported directly to Executives.

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     7. UBS employees who managed the bankers servicing the United States cross-border business (“Desk Heads”) are unindicted co-conspirators not named as defendants herein. These Desk Heads exercised direct management over the day-to-day operations of the business. In addition to having management duties, Desk Heads traveled to the United States to conduct unlicensed banking and investment advisory activity for UBS’s United States clients. These Desk Heads reported directly to Managers.
     8. UBS private bankers who serviced the United States clients (“Bankers”) are unindicted co-conspirators not named as defendants herein. These Bankers were not licensed to engage in banking and investment advisory activity in the United States. However, these Bankers routinely traveled to the United States to conduct unlicensed banking and investment advisory activity for UBS’s United States clients. While in Switzerland, these Bankers routinely communicated with their clients in the United States about banking and investment advice. These Bankers reported directly to the Desk Heads. UBS Executives and Managers authorized and encouraged through incentives Bankers’ activities with respect to their United States clients.
     9. Some of UBS’s 20,000 United States clients are unindicted co-conspirators not named as defendants herein. These United States clients knowingly concealed from the United States government, including the IRS, approximately $20 billion in assets held at UBS and willfully evaded United States income taxes owed on the income earned on these secret UBS accounts. United States clients were required to report and pay taxes to the IRS on income they earned throughout the world, including income earned from the UBS account.

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COUNT ONE
(18 U.S.C. § 371)
     10. The allegations contained in paragraphs 1 through 10 of the Introduction are re-alleged and incorporated herein.
     11. From in or a time unknown to the Grand Jury and continuing up to and including the date of the return of this Indictment, in the Southern District of Florida, and elsewhere, the defendant,
UBS AG,
together with its co-conspirators, did unlawfully, willfully and knowingly, combine, conspire, confederate and agree to defraud the United States and an agency thereof, to wit, the Internal Revenue Service of the United States Department of Treasury in the ascertainment, computation, assessment and collection of federal income taxes.
OBJECT OF THE CONSPIRACY
     12. It was a part and an object of the conspiracy that defendant UBS and its co-conspirators would and did increase the profits of UBS by providing unlicensed and unregistered banking services and investment advice in the United States and other activities intended to conceal from the IRS the identities of UBS’s United States clients, who willfully evaded their income tax obligations by, among other things, filing false income tax returns and failing to disclose the existence of their UBS account to the IRS.

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MEANS AND METHODS OF THE CONSPIRACY
     Among the means and methods by which defendant UBS and its co-conspirators would and did carry out the conspiracy were the following:
     13. It was part of the conspiracy that defendant UBS, Executives, Managers, Desk Heads, and Bankers utilized nominee entities, encrypted laptops, numbered accounts, and other counter surveillance techniques to conceal the identities and offshore assets of United States clients from authorities in the United States.
     14. It was part of the conspiracy that UBS expanded their business beyond the borders of Switzerland by purchasing a large United States stock brokerage firm. Executives at UBS voluntarily entered into an agreement, known as the Qualified Intermediary Agreement (“QI Agreement”) with the IRS that required UBS to report to the United States income and other identifying information for its United States clients who held an interest in United States securities in an account at UBS. Further, this agreement required UBS to withhold taxes from United States clients who directed investment activities in foreign securities from the United States.
     15. It was part of the conspiracy that UBS, Executives, and Managers entered into the QI Agreement and represented to the IRS that UBS was in compliance with the terms of the QI Agreement, while knowing that the United States cross-border business, was not conducted in a manner which complied with the terms of the QI Agreement.
     16. It was part of the conspiracy that UBS, Executives, and Managers mandated that Desk Heads and Bankers increase the United States cross-border business, knowing that this mandate would cause Bankers and Desk Heads to have increased unlicensed contacts with the United States, in violation of United States law and the QI Agreement.

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     17. It was further part of the conspiracy that defendant UBS, Executives, and Managers, who referred to the United States cross-border business as “toxic waste” because they knew that it was not being conducted in a manner that complied with United States law and the QI Agreement, put in place monetary incentives that rewarded Desk Heads and Bankers who increased the United States cross-border business.
     18. It was further part of the conspiracy that Managers, Desk Heads, and Bankers solicited new investments in the United States cross-border business by marketing UBS secrecy to United States clients interested in attempting to evade United States income taxes, in particular by claiming that Swiss bank secrecy was impenetrable.
     19. It was further part of the conspiracy that Managers, Desk Heads, and Bankers provided unlicensed and unregistered banking services and investment advice to United States clients in person while on travel to the United States and by mailings, email, and telephone calls to and from the United States.
     20. It was further part of the conspiracy that, when approached about the continuous unregistered and unlicensed contacts with the United States associated with the United States cross-border business, defendant UBS and Executives would not implement effective restrictions on the United States cross-border business because the business was too profitable for UBS.
     21. It was further part of the conspiracy that UBS, Managers, and Bankers assisted United States clients conceal their beneficial ownership in UBS accounts from the IRS by assisting United States clients create nominee offshore structures and by transferring assets of United States clients into UBS accounts in the name of the nominee offshore structure.
     22. It was further part of the conspiracy that Managers, Desk Heads, and Bankers assisted

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United States clients in preparing IRS Forms W-8BEN that falsely and fraudulently stated that nominee offshore structures, and not the United States clients, were the beneficial owners of offshore bank and financial accounts maintained in foreign countries, including accounts in Switzerland at UBS.
     23. It was further part of the conspiracy that some United States clients prepared and filed with the IRS income tax returns that falsely and fraudulently omitted income earned on their undeclared UBS account and that falsely and fraudulently reported that United States citizens did not have an interest in, or a signature or other authority over, financial accounts located in a foreign country.
     24. It was further part of the conspiracy that the United States clients failed to file with the Department of Treasury a Report of Foreign Bank and Financial Accounts, Form TD F 90-22.1, which would have disclosed the existence of and their interest in, or signature or other authority over, a financial account located in a foreign country.
OVERT ACTS
     In furtherance of the conspiracy and to achieve the object and purpose thereof, at least one of the co-conspirators committed at least one of the following overt acts, among others, in the Southern District of Florida and elsewhere:
     25. On or about July 6, 2000, a Manager authorized Bankers to refer United States clients to outside lawyers and accountants to create offshore structures to conceal from the IRS United States clients’ UBS accounts, while knowing that creating these structures constituted helping the United States clients commit tax evasion.
     26. On or about July 14, 2000, Managers changed the wording on UBS Document 61393,

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Declaration for US Taxable Persons, from “I would like to avoid disclosure of my identity to the US IRS” to “I consent to the new tax regulations . . . .” after United States clients expressed fears that the form as originally drafted could be used as evidence against them for tax evasion.
     27. On or about July 11, 2002, a Manager and others instructed Bankers to tell United States clients who were contemplating transferring their assets to another offshore bank that UBS has the largest number of United States clients among all banks outside the United States, creates jobs in the United States, has better lobbying possibilities in the United States than any other foreign bank and would not be pressured by United States authorities to disclose the clients’ identities.
     28. On or about September 19, 2002, Executives on UBS’s executive board knowingly failed to disclose to the IRS deficiencies in implementing UBS’s requirements to report and withhold taxes for clients of the United States cross-border business that were discovered after the completion of an internal audit.
     29. On or about September 26, 2002, a Desk Head instructed Bankers that if they have unauthorized contact with United States clients in the United States, that the Bankers should not report the contact in UBS’s internal computer system.
     30. In or about December 2002, Executives authorized Managers, to institute a temporary five month travel ban to the United States. The ban coincided with an IRS initiative relating to identifying holders of offshore credit cards.
     31. On or about January 22, 2003, after being advised by outside lawyers to take immediate action in order to build a defense against a possible future criminal case brought against UBS, a Manager instructed another Manager to limit written communications relating to offshore structures created for United States clients and instructed that Manager to begin issuing Form 1099

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information to clients, but not to the IRS, for certain UBS accounts where UBS officials served as a manager for the offshore structures.
     32. On or about January 24, 2003, Managers issued a form letter to United States clients reminding them that since at least 1939 UBS has been successful in concealing account holder identities from United States authorities and that even after UBS’s presence in the United States recently increased after the purchase of a large United States brokerage firm, UBS was still dedicated to the protection of their identities.
     33. On or about July 9, 2004, UBS represented to the IRS that its United States based operations had failed to provide Form 1099 information to the IRS, failed to withhold the appropriate tax when required to do so, and failed to properly document the owners of certain accounts, but failed to inform the IRS that the United States cross-border business continued to fail to provide Form 1099 information to the IRS, continued to fail to withhold the appropriate tax when required to do so, and continued to fail to properly document the owners of certain accounts.
     34. On or about August 17, 2004, Managers organized a meeting in Switzerland with outside lawyers and accountants to discuss the creation of structures and other vehicles for clients who wanted to conceal their UBS accounts and income derived therefrom tax authorities in the United States and Canada.
     35. In or about September 2004, Desk Heads and Bankers received training in Switzerland on how to avoid detection by authorities when traveling in the United States on UBS business.
     36. During calendar year 2004, approximately 32 Bankers traveled to the United States and met with United States clients approximately 3,800 times to provide unlicensed and unregistered

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banking services and investment advice relating to the clients’ UBS account.
     37. On or about April 15, 2005, a United States client identified as I.O. filed his United Slates Individual Income Tax Return, Form 1040, for the 2004 tax year, listing an address in Lighthouse Point, Florida, that fraudulently omitted income earned from offshore assets and falsely represented that I.O. did not have an interest in, and signature and other authority over, financial accounts located in a foreign country.
     38. On or about April 25, 2005, Executives instructed Managers, Desk Heads, and Bankers to grow the United States cross-border business.
     39. In or about early December 2005, Desk Heads and Bankers solicited new business from existing and prospective United States clients at Art Basel Miami Beach in Miami Beach, Florida.
     40. On or about March 31, 2006, Executives enacted restrictions that would have “little” or “some impact” on the profitability of the United States cross-border business.
     41. In or about August 2006, Executives refused to approve the recommendations of Managers to wind down, sell, or spin off the United States cross-border business, as too costly and requiring public disclosures that would harm UBS.

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     42. On or about September 26, 2006, Desk Heads and Bankers were trained at UBS on how to conduct business discreetly by using mail that would not show UBS’s name and address, by changing hotels while traveling, and by using encrypted laptop computers when traveling to the United States on UBS business and when meeting with United States clients.
All in violation of Title 18, United States Code, Section 371.

/s/ Roger H. Stefin for
R. ALEXANDER ACOSTA
UNITED STATES ATTORNEY

/s/ Jeffrey A. Neiman for
KEVIN M. DOWNING
MICHAEL P. BEN’ARY
TRIAL ATTORNEYS

/s/ Jeffrey A. Neiman
JEFFREY A. NEIMAN
ASSISTANT U.S. ATTORNEY

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EXHIBIT C

EXHIBIT C TO DEFERRED
PROSECUTION AGREEMENT
STATEMENT OF FACTS
1.	UBS AG, a corporation organized under the laws of Switzerland (“UBS”), directly and through its subsidiaries, operates a global financial services business. As one of the biggest banks in Switzerland and largest wealth managers in the world, UBS provides banking, wealth management, asset management and investment banking services, among other services, around the globe, including through branches located in the United States (including the Southern District of Florida).

2.	Effective January 1, 2001, UBS entered into a Qualified Intermediary Agreement (the “QI Agreement”) with the Internal Revenue Service (“IRS”). The Qualified Intermediary (“QI”) regime provides a comprehensive framework for U.S. information reporting and tax withholding by a non-U.S. financial institution that acts as a QI with respect to customer accounts held by non-U.S. persons and by U.S. persons. The QI Agreement is designed to help ensure that non-U.S. persons are subject to the proper U.S. withholding tax rates and that U.S. persons are properly paying U.S. tax, in each case, with respect to U.S. securities held in an account with the QI. QI agreements were subject to a “documentation transition period” announced by the IRS in Notice 2001-4 (Jan. 8, 2001) that gave QIs until the end of 2002 to achieve “substantial compliance” with the provisions of the QI Agreement. The QI Agreement expressly recognizes that a non-U.S. financial institution such as UBS may be prohibited by foreign law, such as Swiss law, from disclosing an account holder’s name or other identifying information. In general, a QI subject to such foreign-law restrictions must request that its U.S. clients either (a) grant the QI authority to disclose the client’s identity or disclose himself by mandating the QI to provide an IRS Form W-9 completed by the account holder, or (b) grant the QI authority to sell all U.S. securities of the account holder (in the case of accounts opened before January 1, 2001) or to exclude all U.S. securities from the account (in the case of accounts opened on or after January 1, 2001). Following the effective date of the QI Agreement, a sale of U.S. securities, if any, held by a U.S. person who chose not to provide a QI with an IRS Form W-9 was subject to tax information reporting on an anonymous basis and backup withholding.

3.	For some time, UBS has operated a U.S. cross-border business through which its private bankers have provided cross-border securities-related and investment advisory services to U.S.-resident private clients who maintained accounts at UBS in Switzerland and other locations outside the United States. UBS was not registered as a broker-dealer or an investment adviser pursuant to the Securities Exchange Act of 1934 and the Investment Advisers Act of 1940, and the private bankers and managers engaged in this U.S. cross-border business were not affiliated with a registered broker-dealer or investment adviser. The Securities Exchange Act and Investment Advisers Act restricted the activities that UBS (and the private bankers and managers engaged in the U.S. cross-border business), absent registration, could engage in with such U.S. private clients either while in the United States or by using U.S. jurisdictional means such as telephone, fax, mail or e-mail, including the provision of investment advice and the soliciting of securities orders. During the relevant time period from 2001 through 2007, UBS private bankers in this U.S. cross-border business traveled to the United States to meet with certain U.S. private clients, and communicated by telephone, fax, mail and/or e-mail with such U.S. private clients while those clients were in the United States. Certain of these U.S. clients had chosen not to provide UBS with an IRS Form W-9 with respect to their UBS accounts and thereby concealed such accounts from the IRS.
4.A.	Beginning in 2000 and continuing until 2007, UBS, through certain private bankers and managers in the U.S. cross-border business, participated in a scheme to defraud the United States and its agency, the IRS, by actively assisting or otherwise facilitating a number of U.S. individual taxpayers in establishing accounts at UBS in a manner designed to conceal the U.S. taxpayers’ ownership or beneficial interest in said accounts. In this regard, said private bankers and managers facilitated the creation of such accounts in the names of offshore companies, allowing such U.S. taxpayers to evade reporting requirements and to trade in securities as well as other financial transactions (including making loans for the benefit of, or other asset transfers directed by, the U.S. taxpayers, and using credit or debit cards linked to the offshore company accounts).

4.B.	In connection with the establishment of such offshore company accounts, UBS private bankers and managers accepted and included in UBS’s account records IRS Forms W-8BEN (or UBS’s substitute forms) provided by the directors of the offshore companies which represented under penalty of perjury that such companies were the beneficial owners, for U.S. federal income tax purposes, of the assets in the UBS accounts. In certain cases, the IRS Forms W-8BEN (or UBS’s substitute forms) were false or misleading in that the U.S. taxpayer who owned the offshore company actually directed and controlled the management and disposition of the assets in the company accounts and/or otherwise functioned as the beneficial owner of such assets in disregard of the formalities of the purported corporate ownership.

4.C.	Additionally, said private bankers and managers would actively assist or otherwise facilitate certain undeclared U.S. taxpayers, who such private bankers and managers knew or should have known were evading United States taxes, by meeting with such clients in the United States and communicating with them via U.S. jurisdictional means on a regular and recurring basis with respect to their UBS undeclared accounts. This enabled the U.S. clients to conceal from the IRS the active trading of securities held in such accounts and/or the making of payments and/or asset transfers to or from such accounts. Certain UBS executives and managers who knew of the conduct described in this paragraph continued to operate and expand the U.S. cross-border business because of its profitability. It was not until August 2007 that executives and managers made a decision to wind down the U.S. cross-border business. Executives and managers delayed this decision due to concerns that it would be costly, that it was not likely a third party buyer of the business could be found, and it could damage UBS’s business reputation.

5.	In or about 2004, the UBS Wealth Management International business changed its compensation approach to take account of a number of factors, including net new money, return on assets, net revenue, direct costs and assets under management, with weightings varying depending on the particular geographic market involved. Thereafter, the managers of the U.S. cross-border business implemented this new compensation structure in a way that provided incentives for U.S. cross-border private bankers to expand the size of the U.S. cross-border business. This encouraged those private bankers to have increased contacts in the United States with U.S.-resident private clients via travel to the United States and contact with U.S. clients via telephone, fax, mail and/or e-mail.
The U.S. Cross-Border Business
6.	U.S. private clients often visited their private bankers in Switzerland and otherwise communicated with their private bankers from outside the United States. However, during the relevant period, Swiss-based UBS private bankers also traveled to the United States to meet with certain of their U.S. private clients, including U.S. persons who were beneficial owners of offshore companies that maintained accounts at UBS. This U.S. cross-border business was serviced primarily from service desks located in Zurich, Geneva, and Lugano, which employed about 45 to 60 Swiss-based private bankers or client advisors who specialized in servicing U.S. clients. These private bankers traveled to the United States an average of two to three times per year, in trips that generally varied in duration from one to three weeks, and generally tried to meet with about three to five clients per day. An internal UBS document estimated that U.S. cross-border business private bankers had made approximately 3,800 visits with clients in the United States during 2004. In addition, while in Switzerland, these private bankers would communicate via telephone, fax, mail and/or e-mail with certain of their private clients in the United States about their account relationships, including on occasion to take securities transaction orders in respect of offshore company accounts. Private bankers in the U.S. cross-border business typically traveled to the United States with encrypted laptop computers to maintain client confidentiality and received training on how to avoid detection by U.S. authorities while traveling to the United States.

7.	In response to concerns expressed in 2002 by some clients of the U.S. cross-border business regarding the effect of UBS’s then-recent acquisition of U.S.-based brokerage firm PaineWebber on UBS’s ability to keep client information confidential, UBS sought to reassure such clients that Swiss bank secrecy restrictions would continue to protect the confidentiality of their identities. Thus, on or about November 4, 2002, two managers in the U.S. cross-border business sent a form letter to U.S. clients of UBS, noting that UBS had been exposed to, and successfully challenged, attempts by U.S. authorities to assert jurisdiction over assets in accounts maintained abroad since it opened offices in the U.S. in 1939, and that the QI Agreement fully respected client confidentiality and thus UBS would be able to maintain the confidentiality of client information.

8.	During the relevant period, UBS’s U.S. cross-border business provided securities-related and investment advisory services to accounts of approximately 11,000 to approximately 14,000 U.S.-domiciled U.S. private clients who had chosen not to provide an IRS Form W-9 (or UBS’s substitute form) to UBS or who were the underlying beneficial owners of offshore companies that maintained accounts with UBS. The U.S. cross-border business generated approximately $120 million — $140 million in annual revenues for UBS and was relatively a very small part of UBS’s global wealth management business: in 2007, for example, all of NAM (the business sector that included, among other businesses, the U.S. cross-border business) represented only approximately 0.3% of all client advisors; 0.7% of invested assets; 1.03% of clients; and 0.3% of net new money.
The QI Agreement
9.	In 2000, UBS decided to apply to become a QI because operating as a QI would enable UBS to continue handling U.S. securities transactions for non-U.S. persons in accordance with the requirements of the QI Agreement at reduced U.S. withholding tax rates and to handle QI-compliant accounts for U.S. persons. Also in 2000, UBS began communicating with its U.S. clients about the requirements of the QI Agreement. On July 14, 2000, managers in the U.S. cross-border business, with the approval of UBS’s QI Coordination Committee, which was made up of various groups, including the U.S. cross-border business and UBS’s Group Tax, Legal, Compliance, Operations and Financial Planning departments, changed the wording on a UBS form letter that was sent to U.S. clients entitled “Declaration for US Taxable Persons” from “I would like to avoid disclosure of my identity to the US Internal Revenue Service under the new tax regulations” to “I am aware of the new tax regulations” after U.S. clients expressed concern that the form as originally drafted could be considered an admission of tax evasion by such U.S. clients.

10.	In advance of the January 1, 2001 effective date of the QI Agreement, UBS undertook substantial implementation efforts designed to address its obligations under the QI Agreement, including through a global program to communicate the new QI requirements to all affected clients, new policies, procedures and IT systems, and training. As part of those QI compliance efforts, UBS obtained authorizations from U.S. clients holding U.S. securities to sell, or required sales by such U.S. clients, totaling approximately $530 million of U.S. securities prior to the January 1, 2001 effective date of the QI Agreement. As a result of these efforts, the vast majority of UBS’s U.S. person client accounts no longer held U.S. securities by the effective date of the QI Agreement and had executed waivers agreeing not to invest in U.S. securities in the future.
The Offshore Company Scheme
11.	Some U.S. clients, however, indicated that they wanted to continue to maintain their U.S. securities holdings and not provide UBS with an IRS Form W-9 (or UBS’s substitute form), thereby concealing their U.S. securities holdings from the IRS. As part of its QI compliance efforts, UBS had issued written guidelines advising U.S. cross-border managers and private bankers not to actively assist U.S. taxpayers who may seek to establish offshore companies, and that any such companies should respect corporate formalities and not be operated as a sham, conduit or nominee entity. Internal UBS documents also noted that active assistance by private bankers to help U.S. private clients set up offshore companies to evade the U.S. securities investment restrictions in the QI Agreement might be viewed as actively helping such clients to engage in tax evasion. Notwithstanding those warnings, certain managers in the U.S. cross-border business thereafter authorized UBS private bankers to refer those U.S. clients who did not wish to comply with the new requirements of the QI Agreement to certain outside lawyers and consultants, and did so with the understanding that these outside advisors would help such U.S. clients form offshore companies in order to enable such clients to evade the U.S. securities investment restrictions in the QI Agreement. Thus, rather than risk losing these clients, UBS, through such referrals to outside advisors made by certain private bankers and managers in the U.S. cross-border business, assisted such U.S. clients in creating and maintaining sham, nominee or conduit offshore companies in jurisdictions like Panama, Hong Kong, and the British Virgin Islands, that enabled such clients to conceal their investments in U.S. securities, and thereby evade UBS’s obligation to provide tax information reporting on an anonymous basis and to backup withhold with respect to certain payments made to such accounts.
12.	Also as part of the offshore company scheme, such offshore structures continued to be established after the January 1, 2001 effective date of the QI Agreement. For example, on August 17, 2004, certain managers in the U.S. cross-border business organized a meeting in Switzerland for certain UBS private bankers with outside lawyers and consultants to review options for the establishment of offshore entity structures in various tax-haven jurisdictions, including recommendations to U.S. clients who did not appear to declare income/capital gains to the IRS.
Inadequate Compliance Systems
13.	During the period from 2000 through 2007, UBS adopted a series of compliance initiatives that were intended to improve compliance by the U.S. cross-border business with UBS policies, the QI Agreement and U.S. laws. For example, UBS adopted written policies regarding the proper handling of accounts for offshore companies beneficially owned by U.S. persons, including prohibitions on actively assisting undeclared U.S. private clients in setting up legal entity structures to evade QI Agreement restrictions against U.S. persons holding U.S. securities, and advisory guidelines which stated that offshore companies beneficially owned by U.S. persons should follow corporate formalities and should not be operated as sham, conduit or nominee entities. In addition, UBS adopted written policies designed to prevent UBS private bankers from providing securities-related and investment advisory services to U.S. private clients, including prohibitions on taking securities orders from or furnishing securities investment advice to U.S. clients, while those clients were in the United States, or by using U.S. jurisdictional means, as well as, among other things, instituting written internal guidelines, IT system changes, training, and centralizing the cross-border servicing of U.S. clients at desks in Zurich, Geneva and Lugano.

14.	However, during the relevant time period, UBS did not develop and implement an effective system of supervisory and compliance controls over the private bankers in the U.S. cross-border business to prevent and detect violations of UBS policies regarding the proper handling of accounts for offshore companies beneficially owned by U.S. persons, and regarding restrictions on providing securities-related and investment advisory services to U.S. clients while those clients were in the United States or by using U.S. jurisdictional means. UBS failed to monitor and control the activities of certain private bankers and managers in the U.S. cross-border business, and, as a result, some private bankers and their managers came to believe that a certain degree of non-compliance with UBS policy was acceptable in connection with operating the U.S. cross-border business. Also, despite the above-described policies prohibiting certain contacts with U.S. persons, UBS did not have an effective system to capture and record instances when private bankers in the U.S. cross-border business may have violated U.S. laws. As a result, UBS did not monitor such activity and thus was not able to determine whether or not such activity may have required tax information reporting and backup withholding for certain payments made to the accounts of such clients.
15.	Following a March 2006 whistleblower letter by a former Geneva-based UBS private banker alleging that the actual practices of UBS private bankers ran contrary to an internal legal document posted on UBS’s intranet that outlined what business practices were forbidden by UBS and further alleging that the actual practices were actively encouraged by managers in the U.S. cross-border business, UBS conducted a limited internal investigation of the U.S. cross-border business. That investigation did not examine or follow up on available evidence of private banker communications with U.S. clients and, as a result, it found only “isolated instances” of non-compliance. A thorough investigation would have uncovered violations of U.S. law as described in this statement of facts.

EXHIBIT D

EXHIBIT D TO DEFERRED
PROSECUTION AGREEMENT
INFORMATION LETTER REGARDING TERMINATION OF YOUR CURRENT BUSINESS RELATIONSHIP WITH UBS AG
Dear Client,
On 17 July 2008, UBS publicly announced that we will no longer provide cross-border services to U.S. domiciled private clients and to offshore trusts, foundations and non-operating corporations beneficially owned by a U.S. individual) through non-U.S. regulated entities, such as the UBS unit currently serving you. UBS is writing to you today to provide information on how this change affects you.
UBS unfortunately will no longer be able to continue to provide services to you through your current account relationship. Going forward, UBS will provide services to persons domiciled in the United States solely through our U.S.-regulated domestic U.S. business (UBS Wealth Management USA) and our other SEC-registered units such as UBS Swiss Financial Advisers AG (“UBS SFA”) and UBS International Hong Kong Limited (UBS-I) with client assets booked in New York. We are thus providing you with notice to terminate your current banking relationship and all associated services and agreements with the master number [[NUMBER]] within 45 days from the date of this letter, pursuant to Article 13 of the General Terms and Conditions of your agreement with UBS AG.
UBS is fully committed to executing the complete exit from this business as expeditiously as possible and in an orderly and lawful manner. This exit will result in the termination of your current business relationship with the UBS unit currently serving you.
What you must do in connection with the closure of your account.
You must promptly instruct us to transfer the positions currently held in your account (or to liquidate such positions and transfer any resulting proceeds) to a financial institution that you designate. Further, you must promptly instruct us to transfer all contents, including cash, property and documents, held in your custody, safety deposit box or other safekeeping accounts. In this regard, a return notice form is enclosed. We kindly ask that you execute this form and return it to us within 45 days.
We suggest that you authorize a transfer to one of our SEC registered entities — UBS Wealth Management USA, UBS SFA or UBS-I — each of which allows UBS to provide a broad array of quality advice and services to U.S. clients (in the US and elsewhere) consistent with our global standards. Please note that a transfer to any of these UBS units requires that you supply a properly executed U.S. Form W-9. “Request for Taxpayer Identification Number and Certification” [Note: Attach or enclose — W-9].
U.S. clients have responded very positively to the investment opportunities and service models that those units offer. UBS Wealth Management USA provides a complete set of domestic wealth management services to private clients through 480 branches throughout the United States and 8100 client advisors. UBS SFA is a Swiss-based investment adviser that offers investment programs, trained private bankers, and expertise in global investment diversification. UBS-I is a Hong Kong based investment adviser (with client assets booked in New York) that offers investment programs, trained private bankers, and expertise in global investment diversification.

What other considerations might apply in connection with the closure of your account.
UBS recommends that you consult with your U.S. tax advisor or tax preparer to determine any applicable U.S. tax consequences in connection with the closure of your existing UBS account, including whether you have any additional U.S. tax return filing or other disclosure obligations with respect to prior tax years or the closure of your account. In the event that you and your tax advisor identify any issues arising from prior tax years, UBS would like to inform you that the Internal Revenue Service (IRS) has a voluntary disclosure practice to encourage U.S. taxpayers to bring themselves voluntarily into full compliance with the U.S. tax laws, and, in exchange, the IRS may provide for substantial relief from otherwise applicable penalties and fines. (http://www.irs.gov/newsroom/article/0.id=104361.00.html).
What are the consequences of not pursuing voluntary disclosure to address any issues arising from prior tax years in connection with the closure of your account.
You should be aware that, as publicly reported, the Department of Justice (DOJ) has an ongoing investigation of United States taxpayers using offshore accounts to evade U.S. taxes and defraud the IRS. As publicly reported, UBS is continuing to cooperate with the ongoing investigation. In addition, as publicly reported, the IRS has issued a civil “John Doe” summons to UBS seeking the identities of U.S. taxpayers who maintained accounts with UBS in Switzerland for which they did not supply UBS with an IRS Form W-9. We understand that, among other things, if the DOJ and IRS based on information obtained through these processes, or otherwise, were to initiate a civil examination or criminal investigation of a taxpayer who has not already pursued voluntary compliance, the advantages of the IRS voluntary disclosure practice will be unavailable.
Please be advised that, pursuant to Swiss law requirements, UBS will preserve all records of your account following termination for a period of ten years.
What will UBS do to help you in connection with the closure of your account.
UBS has assembled and trained a dedicated team of advisory personnel to fully support you in relation to the closing of your account(s). In order to assist clients with voluntary disclosure to the IRS, UBS will provide documentation necessary, including income statements and, upon request by an accredited tax advisor of your choice, capital gain and loss statements free of charge.
What will happen if you do not provide instructions within 45 days with respect to your account.
Please be advised that if your instructions are not received within 45 days of the date of this letter, UBS AG will initiate any steps deemed appropriate for the closure of and remittance of funds in your account. Such steps may include the liquidation of your assets, and sending a U.S. dollar-denominated check to you in the amount of the closing balance of your account, or the holding of such a check at UBS in Switzerland for you.
Should you have any questions, please do not hesitate to contact UBS AG at [[NUMBER]].
Sincerely,
Stephan Zimmermann
Chief Operating Officer Global WM&BB

EXHIBIT E
(Filed Separately
Under Seal)